                                                                    EXHIBIT 2.2
                            DISSENT RIGHTS AGREEMENT

    THIS AGREEMENT is made as of the 22nd day of March, 2003

AMONG:

           CANADA LIFE FINANCIAL CORPORATION,

           a company incorporated under the INSURANCE COMPANIES ACT (Canada), (hereinafter called "CLFC")

           - and -

           GREAT-WEST LIFECO INC.,

           a company incorporated under the CANADA BUSINESS
           CORPORATIONS ACT, (hereinafter called "Lifeco")

           - and -

           EACH REGISTERED HOLDER OF CLFC COMMON SHARES WHO DISSENTS FROM THE TRANSACTION RESOLUTION.

RECITALS:

A. WHEREAS under the provisions of the INSURANCE COMPANIES ACT (Canada), CLFC Common Shareholders do not have any right to dissent from the Transaction Resolution;

B. AND WHEREAS CLFC and Lifeco have agreed to offer to CLFC Common Shareholders, by contract, a right to dissent from the Transaction Resolution;

C. AND WHEREAS CLFC and Lifeco have entered into this Agreement to give effect to such contractual right of dissent and to set forth the terms and conditions with which CLFC Common Shareholders must comply in order to exercise such right to dissent;

D. AND WHEREAS each CLFC Common Shareholder who exercises a right to dissent in accordance with the provisions of this Agreement shall be deemed to have accepted and agreed to be bound by the terms and conditions of this Agreement, including the Dissent Procedures.

     NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows.

                                   ARTICLE 1
                                 INTERPRETATION

1.1  Defined Terms.

      In this Agreement and in the recitals hereto, the following terms shall have the following meanings:

     (a)   "AGREEMENT" means this Dissent Rights Agreement.

     (b) "ARBITRATOR" means a retired judge of the Ontario Superior Court of Justice or Ontario Court of Appeal selected by the Co-ordinator from the panel of arbitrators maintained by ADR Chambers: An Alternative Dispute Resolution Group.

     (c) "ARBITRATION" means the proceeding conducted by the Arbitrator pursuant to the provisions of Article 4 of this Agreement.

     (d) "AUTOMATIC EXCHANGE TIME" has the meaning set forth in the Exchangeable Share Provisions.

     (e) "BUSINESS DAY" means any day other than a Saturday, Sunday or statutory holiday in the Provinces of Ontario and Manitoba;

     (f) "CANADA LIFE" means The Canada Life Assurance Company, a company existing under the Insurance Companies Act (Canada), and a wholly-owned subsidiary of CLFC.

     (g) "CERTIFICATE" means a share certificate issued by CLFC in the name of a holder of CLFC Common Shares and representing such number of CLFC Common Shares as is set forth on the face thereof.

     (h) "CERTIFICATED SHAREHOLDER" means a CLFC Common Shareholder whose CLFC Common Shares are represented by one or more physical share certificates registered in the name of such Shareholder.

     (i) "CLFC COMMON SHAREHOLDER" means a registered holder of CLFC Common Shares (excluding for greater certainty Non-Certificated Shareholders).

     (j)   "CLFC COMMON SHARES" means common shares in the capital of CLFC.

     (k) "CLFC OWNERSHIP STATEMENT" means a share ownership statement issued by CLFC as a record of the CLFC Common Shares owned by certain Canada Life policyholders following the demutualization of Canada Life.

     (l) "CO-ORDINATOR" means the Co-ordinator of "ADR Chambers: An Alternative Dispute Resolution Group".

     (m) "COMPUTERSHARE" means Computershare Trust Company of Canada, the registrar and transfer agent for the CLFC Common Shares.

     (n) "DEMAND FOR PAYMENT" means the written notice sent by each Dissenting Shareholder to CLFC within the time period and containing the information set forth in section 3.7 hereof.

     (o) "DISSENT PROCEDURES" means those steps and procedures required to be taken or followed, those notices required to be given and all other matters required to be done pursuant to this Agreement in order to exercise a Dissent Right.

     (p) "DISSENT RIGHT" means the right of a CLFC Common Shareholder to dissent from the Transaction Resolution, and to be paid in cash an amount equal to the fair value of its CLFC Common Shares, in accordance with and upon the terms and conditions set out in this Agreement.

     (q) "DISSENTING SHAREHOLDER" means a CLFC Common Shareholder who exercises a Dissent Right in accordance with the terms of this Agreement, and who does not thereafter cease to be entitled to exercise a Dissent Right.

     (r) "ELECTED CONSIDERATION" has the meaning set forth in the Transaction Agreement.

     (s) "EXCHANGEABLE SHARES" means the new class of exchangeable shares of CLFC having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions.

     (t) "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in Schedule 1 to Appendix 1 to Schedule A of the Proxy Circular, together with such additions, deletions or modifications as may be approved by CLFC Common Shareholders at the Special Meeting.

     (u) "NON-CERTIFICATED SHAREHOLDER" means a holder of a CLFC Ownership Statement.

     (v) "NON-REGISTERED CLFC COMMON SHARE" means a CLFC Common Share held by a Non-Registered Holder.

     (w) "NON-REGISTERED HOLDER" means a beneficial owner of CLFC Common Shares that is neither a registered holder of CLFC Common Shares nor a Non-Certificated Shareholder.

     (x) "NOTICE OF OBJECTION" means the written notice of objection to the Transaction Resolution sent to CLFC by a CLFC Common Shareholder pursuant to section 3.3 hereof.

     (y) "NOTICE OF RESOLUTION" means the notice sent by CLFC to each Dissenting Shareholder pursuant to section 3.6 hereof confirming that the Transaction Resolution has been adopted.

     (z) "OFFER TO PAY" means the written offer to pay, sent by Lifeco to each Dissenting Shareholder pursuant to section 3.15 hereof, offering to make a cash payment in respect of each Exchangeable Share held by a Dissenting Shareholder at the Automatic Exchange Time, in an amount considered by the directors of Lifeco to be the fair value of a CLFC Common Share on the close of business on the day before the Transaction Resolution was adopted, accompanied by a statement showing how the fair value was determined.

     (aa) "PROXY CIRCULAR" means the management proxy circular of CLFC dated March 22, 2003 to be sent to CLFC Common Shareholders in connection with the Special Meeting.

     (bb) "SPECIAL MEETING" means the special meeting of CLFC Common Shareholders to be held on May 5, 2003 at 10:00 a.m. in Toronto, Ontario, and any adjournment or postponement thereof, to consider and, if deemed advisable, to pass, the Transaction Resolution.

     (cc) "TRANSACTION" means the change of CLFC Common Shares into Exchangeable Shares and the subsequent exchange of such Exchangeable Shares for the Elected Consideration.

     (dd) "TRANSACTION AGREEMENT" means the amended and restated agreement made between CLFC and Lifeco dated as of February 14, 2003, as it may be amended from time to time, pursuant to which CLFC and Lifeco agreed to enter into the Transaction.

     (ee) "TRANSACTION DATE" means the date on which the Transaction becomes effective.

     (ff) "TRANSACTION RESOLUTION" means the resolution of the CLFC Common Shareholders, adopted in accordance with the INSURANCE COMPANIES ACT (Canada), approving certain amendments to the by-laws of CLFC required to implement the Transaction and consenting to the waiver of the application of CLFC's shareholder rights plan to the Transaction, the text of which is annexed as Schedule A to the Proxy Circular.

1.2  INTERPRETATION.

      In this Agreement, unless the context otherwise requires, words importing the singular include the plural and VICE VERSA, and words importing gender include all genders. Where the time limited for the doing of any thing under this Agreement expires or falls on a day which is not a business day, the thing may be done on the next business day following.

1.3  HEADINGS.

      The headings included in this Agreement are for convenience of reference only and are not to be used to interpret, or to define or limit the scope of, any provision of this Agreement.

                                   ARTICLE 2
                  OFFER OF DISSENT RIGHT AND BINDING AGREEMENT

2.1  OFFER OF DISSENT RIGHT.

      Lifeco and CLFC hereby offer to each CLFC Common Shareholder a Dissent Right, which right may be exercised only upon compliance with the terms and conditions set forth in this Agreement.

2.2  BINDING AGREEMENT.

      Each CLFC Common Shareholder shall, upon sending a Notice of Objection to CLFC in accordance with section 3.3 hereof, be deemed to have accepted the offer of a Dissent Right made pursuant to section 2.1, and to have agreed to be bound by the terms and conditions of this Agreement in respect of the exercise of such right, without the necessity of taking any other action or formality of any kind, including the execution of this Agreement or a counterpart thereof or any other agreement, instrument or document evidencing the intention of such CLFC Common Shareholder to be bound by this Agreement.

                                   ARTICLE 3
                               DISSENT PROCEDURES

3.1  GENERAL RULE.

      In order to exercise a Dissent Right, a CLFC Common Shareholder must strictly comply with each and every provision of this Agreement to be observed or performed by it. The failure to comply strictly with any such provisions shall (subject to section 3.10) result in the loss of its Dissent Right.

3.2  RIGHT OF PAYMENT.

      A CLFC Common Shareholder who complies with the provisions of this Agreement shall, in addition to any other rights it may have, have the right, on or after the Transaction Date, to be paid by Lifeco in cash an amount equal to the fair value of its CLFC Common Shares. Such fair value shall be determined as of the close of business on the business day before the Transaction Resolution was adopted.

3.3  NOTICE OF OBJECTION.

      In order to exercise a Dissent Right, a CLFC Common Shareholder must send to CLFC a duly authorized and properly completed Notice of Objection, which must be received by CLFC not later than 2:00 p.m. (Toronto time) on the business day before the Special Meeting or the business day before the resumption of any adjourned or postponed Special Meeting.

3.4  NO PARTIAL DISSENT.

      A CLFC Common Shareholder may only exercise a Dissent Right under this Agreement with respect to all CLFC Common Shares held by it on behalf of itself or, if it is an intermediary, with respect to all CLFC Common Shares held by it on behalf of any one beneficial owner and which are registered in the name of such CLFC Common Shareholder.

3.5  CERTIFICATED SHAREHOLDER REQUIREMENT.

      In order to exercise a Dissent Right, a beneficial owner of CLFC Common Shares must be a Certificated Shareholder. Accordingly, (i) a Non-Certificated Shareholder must take all necessary steps to have a Certificate issued in respect of its CLFC Common Shares; and (ii) a Non-Registered Holder must take all necessary steps to have its CLFC Common Shares, which are registered in the name of a nominee, an investment dealer, a clearing agency or other intermediary, re-registered in the name of the such holder, prior to sending to CLFC the Notice of Objection referred to in section 3.3, and to have a Certificate issued in respect of its CLFC Common Shares, unless such Non-Registered Holder instructs such intermediary to exercise the Dissent Right on such holder's behalf, in which case such intermediary must comply with all of the provisions of this Agreement (including the requirement to be a Certificated Shareholder) in order to exercise the Dissent Right on such Non-Registered Holder's behalf.

3.6  NOTICE OF RESOLUTION.

      CLFC shall, within ten days after adoption of the Transaction Resolution, send a Notice of Resolution to each CLFC Common Shareholder who has filed a Notice of Objection. A Notice of Resolution need not be sent to any CLFC Common Shareholder who voted in favour of the Transaction Resolution or who has withdrawn its Notice of Objection.

3.7  DEMAND FOR PAYMENT.

      In order to maintain its status as a Dissenting Shareholder, a Dissenting Shareholder must, within twenty days after receiving a Notice of Resolution or, if the Dissenting Shareholder does not receive such notice, within twenty days after learning that the Transaction Resolution has been adopted, send to CLFC a Demand for Payment containing:

     (a)   the Dissenting Shareholder's name and address;

     (b)   the number of CLFC Common Shares in respect of which it dissents; and

     (c) a demand for payment in cash of an amount equal to the fair value of such shares.

3.8  SENDING OF CERTIFICATE.

      In order to maintain its status as a Dissenting Shareholder, a Dissenting Shareholder must, within thirty days after sending a Demand for Payment pursuant to section 3.7, send the Certificate(s) representing the CLFC Common Shares in respect of which the Dissenting Shareholder dissents to Computershare.

3.9  WITHDRAWAL.

      A Dissenting Shareholder shall, by sending notice to CLFC, have the right to request the withdrawal of its Demand for Payment until the Automatic Exchange Time. CLFC may, in its sole judgment, accept or reject any such request for withdrawal of a Demand for Payment, and upon CLFC's acceptance thereof, such withdrawal shall become effective.

      A Dissenting Shareholder will cease to be a Dissenting Shareholder immediately upon voting in favour of the Transaction Resolution and shall be deemed to have withdrawn its Notice of Objection as of such time.

3.10 FORFEITURE OF DISSENT RIGHTS.

      A Dissenting Shareholder who, in the sole judgment of CLFC and Lifeco, fails to strictly comply with the terms of this Agreement, forfeits its right to make a claim under this Agreement. CLFC and Lifeco may, in their sole judgment, continue to treat shareholders who fail to comply with the terms of this Agreement as Dissenting Shareholders in which case, payment to each such Dissenting Shareholders shall only be made if Computershare has received all Certificate(s) representing such Dissenting Shareholder's CLFC Common Shares.

3.11 ENDORSING CERTIFICATE.

      CLFC shall cause Computershare to endorse on any Certificate received under section 3.8 notice that the holder thereof is a Dissenting Shareholder under this Agreement.

3.12 CERTIFICATES TO BE HELD BY COMPUTERSHARE.

      Any Certificate(s) sent to Computershare in accordance with section 3.8 and endorsed by Computershare in accordance with section 3.11, together with any certificates representing Exchangeable Shares to which a Dissenting Shareholder may otherwise be entitled as a result of the completion of the Transaction, shall be retained by Computershare on behalf of the Dissenting Shareholder until the earliest of:

     (a) the date on which the Dissenting Shareholder's request to withdraw its Demand for Payment is accepted in accordance with section 3.9,

     (b)   the Automatic Exchange Time, and

     (c) the date the Transaction is terminated in accordance with the provisions of the Transaction Agreement,

in which event, either:

     (x) in the circumstances described in (b), the Certificate(s) representing such shareholder's CLFC Common Shares, together with any certificates representing Exchangeable Shares to which the Dissenting Shareholder may have been entitled as a result of the completion of the Transaction, will be cancelled by Computershare and the shareholder (or any transferee thereof in accordance with the terms of this Agreement, provided that the Dissenting Shareholder provides Computershare with satisfactory evidence of such transfer at least one business day in advance of the delivery of such consideration) shall be entitled to receive the payment in cash in the amount determined in accordance with the terms hereof,

     (y) in the circumstances described in (a), the shareholder (or any transferee thereof in accordance with the terms of this Agreement, provided that the Dissenting Shareholder provides Computershare with satisfactory evidence of such transfer at least one business day in advance of the issuance) shall be entitled to participate in the Transaction in accordance with the terms thereof as if such shareholder had not dissented hereunder, or

     (z) in the circumstances described in (c), replacement Certificate(s) representing such shareholder's CLFC Common Shares will be issued by Computershare to the shareholder (or to any transferee thereof in accordance with the terms of this Agreement, provided that the Dissenting Shareholder provides Computershare with satisfactory evidence of such transfer at least one business day in advance of the issuance).

3.13 SUSPENSION OF CLFC COMMON SHAREHOLDER RIGHTS.

      On sending a Demand for Payment pursuant to section 3.7, a Dissenting Shareholder ceases to have any rights as a shareholder of CLFC, or any rights to become a shareholder of Lifeco as a result of the change of its CLFC Common Shares into Exchangeable Shares and the transfer of such Exchangeable Shares to Lifeco, other than its right to be paid in cash an amount equal to the fair value of such CLFC Common Shares as determined under this Agreement, except where:

     (a) the Dissenting Shareholder's request to withdraw its Demand for Payment is accepted in accordance with section 3.9, in which case the Dissenting Shareholder's rights as a CLFC Common Shareholder are reinstated as of the date the Demand for Payment was sent; or

     (b) the Transaction is terminated in accordance with the provisions of the Transaction Agreement, in which case the Dissenting Shareholder's rights as a CLFC Common Shareholder are deemed to have been reinstated as of the date the Demand for Payment was sent.

      Without limiting the generality of the foregoing, on sending a Demand for Payment, a Dissenting Shareholder shall not have the right in relation to the CLFC Common Shares or the Exchangeable Shares into which CLFC Common Shares will be changed as a result of the completion of the Transaction:

     (x)   to vote such shares;

     (y) to receive any dividends or other distributions in respect of such shares; or

     (z)   to transfer such shares, except pursuant to section 3.14 hereof.

3.14 TRANSFER OF SHARES.

      A Dissenting Shareholder is not entitled to transfer those CLFC Common Shares in respect of which it has exercised a Dissent Right or the Exchangeable Shares into which such CLFC Common Shares will be changed as a result of the completion of the Transaction, except prior to the Automatic Exchange Time and only to a person who agrees in writing, in a manner satisfactory to CLFC and Lifeco, acting reasonably, to be bound by the provisions of this Agreement.

3.15 OFFER TO PAY.

      Lifeco shall, not later than seven days after the later of the Transaction Date or the day CLFC received the Demand for Payment, send to each Dissenting Shareholder who has sent such a demand an Offer to Pay. Every Offer to Pay shall be on the same terms. An Offer to Pay may only be expressed as the amount of cash in respect of each Exchangeable Share held by a Dissenting Shareholder at the Automatic Exchange Time, and, for greater certainty, may not be expressed, or be required to be expressed, in any other form of consideration. An Offer to Pay will lapse if Lifeco does not receive an acceptance thereof from the Dissenting Shareholder to which it was made within thirty days after the offer has been made.

3.16 PAYMENT.

      Lifeco shall make payment in respect of Exchangeable Shares held by a Dissenting Shareholder at the Automatic Exchange Time within ten days after an Offer to Pay has been accepted by such shareholder.

3.17 APPOINTMENT OF ARBITRATOR.

      If Lifeco fails to make an Offer to Pay, or if a Dissenting Shareholder fails to accept an Offer to Pay, Lifeco may, within fifty days after the Transaction Date apply to the Co-ordinator to appoint an Arbitrator who shall fix in cash the fair value, as of the close of business on the business day before the Transaction Resolution was adopted, of the CLFC Common Shares in respect of which any Dissenting Shareholder has exercised a Dissent Right. If Lifeco fails to apply to the Co-ordinator in accordance with the preceding sentence, a Dissenting Shareholder may so apply for the same purpose within a further period of twenty days.

                                   ARTICLE 4
                           CONDUCT OF THE ARBITRATION

4.1  GOVERNING STATUTE.

      The Arbitration conducted under this Agreement shall be governed by, and conducted in accordance with, the provisions of the ARBITRATIONS ACT, 1991 (Ontario), unless the Arbitration is "international" as defined in the UNCITRAL Model Law on International Commercial Arbitration, in which event the INTERNATIONAL COMMERCIAL ARBITRATION ACT (Ontario) shall apply.

4.2  VENUE.

      The Arbitration shall be conducted in Toronto, Ontario at a place to be determined by the Arbitrator.

4.3  ARBITRATION PROCEDURES.

      The Arbitrator shall determine the rules and procedures for the conduct of the Arbitration, provided that such rules and procedures are not inconsistent with the provisions of the ARBITRATIONS ACT, 1991 (Ontario), and provided further that, to the extent reasonably practicable, the Arbitration is conducted in a manner that is consistent with a proceeding in the Ontario Superior Court of Justice (Commercial List) under section 190 of the CANADA BUSINESS CORPORATIONS ACT.

4.4  NO SECURITY FOR COSTS.

      Subject to section 4.10, each party to the Arbitration shall bear its own costs of the Arbitration. A Dissenting Shareholder is not required to give security for costs in connection with the appointment of the Arbitrator made pursuant to section 3.17.

4.5  PARTIES TO ARBITRATION.

      Upon the appointment of an Arbitrator pursuant to section 3.17,

     (a) all Dissenting Shareholders who have not accepted an Offer to Pay shall be joined as parties and shall be bound by the decision of the Arbitrator; and

     (b) Lifeco shall notify each affected Dissenting Shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel.

4.6  POWERS OF ARBITRATOR.

      The Arbitrator may determine whether any other person is a Dissenting Shareholder who should be joined as a party to the Arbitration, and the Arbitrator shall then fix the fair value in cash of the Dissenting Shareholders' CLFC Common Shares in accordance with section 3.17.

4.7  APPRAISERS.

      The Arbitrator may in its discretion appoint one or more appraisers to assist the Arbitrator in fixing the fair value in cash of the Dissenting Shareholders' CLFC Common Shares.

4.8  FINAL ORDER.

      The final order of the Arbitrator shall be rendered against Lifeco in favour of each Dissenting Shareholder who is a party to the Arbitration and shall be expressed as an amount of cash in respect of each affected Exchangeable Share which cash amount shall be determined on the basis of the fair value of each affected CLFC Common Share as of the close of business on the business day before the Transaction Resolution was adopted. The making of the final order by the Arbitrator shall constitute a deemed offer by Lifeco to pay each Dissenting Shareholder who is a party to the Arbitration the Arbitrator's awarded cash amount (including amounts permitted under section 4.9) and such Dissenting Shareholder's deemed acceptance thereof.

4.9  ADDITIONAL AMOUNT.

      In addition to fixing the amount in section 4.8, the Arbitrator may, in its discretion, allow a reasonable rate of interest to be paid on the amount payable to Dissenting Shareholders party to the Arbitration to take into account the time between the Transaction Date and the date of payment.

4.10 MISCELLANEOUS

      The final order of the Arbitrator made pursuant to section 4.8 shall be final and binding on all parties and shall not be subject to appeal on any issue of fact or law by any party.

      The Arbitrator may award the costs of the Arbitration having regard to the factors enumerated in Rule 57.01 of the ONTARIO RULES OF CIVIL PROCEDURE. The costs of the Arbitration shall consist of the parties' legal expenses, the fees and expense of the Arbitration and any other expenses related to the Arbitration. If (i) a party to the Arbitration makes an offer to another party to settle the dispute (which offer takes the form of an offer to pay or accept an amount of cash), (ii) the offer is not accepted and (iii) the Arbitrator's award is not more favourable to the second-named party than was the offer, then the Arbitrator may take such facts into account in awarding costs in respect of the period from the making of the offer to the making of the award.

                                   ARTICLE 5
                               GENERAL PROVISIONS

5.1  NATURE OF CONSIDERATION.

      Notwithstanding anything to the contrary contained in this Agreement, a Dissenting Shareholder shall only be entitled to receive cash as payment in respect of its Exchangeable Shares.

5.2  NOTICES.

      Any notice, communication, application or demand (a "Notice") required or permitted to be given or made hereunder shall be sufficiently given or made for all purposes if (i) delivered personally to the person to whom the Notice is directed, (ii) sent by registered mail, postage prepaid, or (iii) transmitted by facsimile, in each case to the addresses set out below:

if to CLFC:

      Canada Life Financial Corporation
       330 University Avenue
       Toronto, Ontario
       M5G 1R8

      Attention:  Senior Vice President and General Counsel
       Telephone: 416.597.1440
       Facsimile:  416.597.1940
with a copy to:

      McCarthy Tetrault LLP
       Suite 4700
       Toronto Dominion Tower
       Toronto-Dominion Centre
       Toronto, Ontario
       M5R 1E6

      Attention:  Garth M. Girvan
       Telephone: 416.362.1812
       Facsimile:  416.868.0673

if to Lifeco:

      Great-West Lifeco Inc.
       100 Osborne Street North
       Winnipeg, Manitoba
       R3C 3A5

      Attention:  Vice President, Counsel and Secretary, Canada
       Telephone: 204.946.1190
       Facsimile:  204.946.4129

with a copy to:

      Blake, Cassels & Graydon LLP
       Box 25, Commerce Court West
       199 Bay Street
       Toronto, Ontario
       M5L 1A9

      Attention:  J. David A. Jackson
       Telephone: 416.863.2400
       Facsimile:  416.863.2653

if to a Dissenting Shareholder, to the most recent address of such CLFC Common Shareholder as is maintained in the books and records of Computershare;

if to Computershare:

      Computershare Trust Company of Canada
       100 University Avenue
       11th Floor
       Toronto, Ontario
       M5J 2Y1

      Attention:  Investor Services
       Facsimile:  416.981.9800

if to the Arbitrator:

      c/o Co-ordinator
       ADR Chambers: An Alternative Dispute Resolution Group
       48 Yonge Street
       Suite 1100
       Toronto, Ontario
       M5E IG6

       Facsimile:  416.362.8825

      All such Notices shall be deemed to have been received on the date when delivered personally or when transmitted by facsimile or electronic means, or, if sent by prepaid registered mail, three business days following the date that the Notice is mailed. Notice of a change of address will also be governed by this section 5.2.

5.3  SEVERABILITY.

      Each of the provisions of this Agreement is distinct and severable, and, accordingly, if any provision of this Agreement is determined to be invalid, void or unenforceable in whole or in part, such determination shall not affect, or be deemed to affect, the validity or enforceability of any other provision of this Agreement.

5.4  ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof. There are no representations, warranties, covenants or agreements with respect to the subject matter hereof except as expressly set forth in this Agreement.

5.5  WAIVER.

      No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any such waiver constitute a continuing waiver.

5.6  NO ASSIGNMENT.

      This Agreement, including the rights and benefits hereunder, may not be assigned in whole or in part by the parties hereto to any other person, except as expressly permitted in respect of a Dissenting Shareholder pursuant to section 3.14.

5.7  ENUREMENT.

      This Agreement shall enure to the benefit of and shall be binding on the parties hereto and their respective successors, heirs, executors or personal representatives.

5.8  TIME OF ESSENCE.

      Time is of the essence in this Agreement.

5.9  GOVERNING LAW.

      This Agreement shall be governed in all respects by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

      IN WITNESS WHEREOF CLFC and Lifeco have executed this Agreement as of the date above written.


                                               CANADA LIFE FINANCIAL CORPORATION

                                               by:  DAVID A. NIELD
                                                    --------------------------------------------
                                                    Name: David A. Nield
                                                    Title: Chairman and Chief Executive Officer

                                               by:  ANDREW D. BRANDS
                                                    --------------------------------------------
                                                    Name: Andrew D. Brands
                                                    Title: Senior Vice-President and General
                                                    Counsel

                                               GREAT-WEST LIFECO INC.

                                               by:  RAYMOND L. MCFEETORS
                                                    --------------------------------------------
                                                    Name: Raymond L. McFeetors
                                                    Title: Co-President and Chief Executive
                                                    Officer

                                               by:  SHEILA WAGAR
                                                    --------------------------------------------
                                                    Name: Sheila Wagar
                                                    Title: Vice-President, Counsel & Secretary,
                                                    Canada